UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 22, 2025

SAFE & GREEN HOLDINGS CORP.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-38037	95-4463937
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

 990 Biscayne Blvd.

#501, Office 12

Miami, FL 33132

(Address of Principal Executive Offices, Zip Code)

(Former name or former address, if changed since last report.)

Registrant’s telephone number, including area code: 646-240-4235

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, par value $0.01	SGBX	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On January 22, 2025 (the “Issue Date”), Safe & Green Holdings Corp. (the “Company”) executed and issued a Promissory Note (“Note”) in favor of 1800 Diagonal Lending LLC (the “Lender”) in the aggregate principal amount of $143,750 (the “Principal”), and an accompanying Note Purchase Agreement, executed on January 22, 2025 (the “NPA”).

The Note was purchased by the Lender for a purchase price of $125,000, representing an original issue discount of $18,750. A one-time interest charge of fifteen percent (15%) (the “Interest Rate”) will be applied on the issuance on the issuance date to the Principal. Under the terms of the Note, beginning on February 28, 2025, the Company is required to make nine (9) monthly payments of accrued, unpaid interest and outstanding principal, each payment in the amount of $18,368. The Company shall have a five-business day grace period with respect to each payment. Any amount of principal or interest which is not paid when due will bear interest at the rate of twenty-two percent (22%) per annum from the due date thereof until the same is paid (“Default Interest”). The Company has the right to accelerate payments or prepay in full at any time with no prepayment penalty.

Among other things, an event of default (“Event of Default”) will be deemed to have occurred if the Company fails to pay the principal or interest when due on the Note, whether at maturity, upon acceleration or otherwise, if bankruptcy or insolvency proceedings are instituted by or against the Company or if the Company fails to maintain the listing of its common stock on The Nasdaq Stock Market. Upon the occurrence of an Event of Default, the Note will become immediately due and payable and the Company will be obligated to pay to the Lender, in satisfaction of its obligations under the Note, an amount equal to 200% times the sum of the then-outstanding principal amount of the Note plus accrued and unpaid interest on the unpaid principal amount of the Note to the date of payment, plus Default Interest, if any.

After an Event of Default, the Lender will have the right to convert all or any part of the outstanding principal and unpaid amount of the Note into shares of the Company’s common stock. For a period of one hundred eight (180) days following the Issue Date (the “Initial Conversion Period”), the conversion price will be fixed at $1.30 per share. Following the Initial Conversion Period, the conversion price will be $0.10 per share. The Note may not be converted into shares of the Company’s common stock if the conversion would result in the Lender and its affiliates owning an aggregate of in excess of 4.99% of the then-outstanding shares of the Company’s common stock. In addition, unless the Company obtains shareholder approval of such issuance, the Company shall not issue a number of shares of its common stock under the Note, which when aggregated with all other securities that are required to be aggregated for purposes of Nasdaq Rule 5635(d), would exceed 19.9% of the shares of the Company’s common stock outstanding as of the date of the definitive agreement with respect to the first of such aggregated transactions (the “Conversion Limitation”). Upon the occurrence of an Event of Default as a result of the Company being delisted from Nasdaq, the Conversion Limitation shall no longer apply.

So long as the Company has any obligation under the Note, the Company shall not, without the Lender’s written consent, sell, lease, or otherwise dispose of any significant portion of its assets outside the ordinary course of business. Any consent to the disposition of any assets may be conditioned upon a specified use of proceeds of disposition.

The foregoing description of the Note and NPA is qualified in its entirety by reference to the full text of the Note and NPA, copies of which are attached hereto as Exhibits 4.1 and 10.1, respectively, and each of which is incorporated herein in its entirety by reference.

On January 22, 2025, SG Building Blocks, Inc. (“SG Building Blocks”), a wholly owned subsidiary of the Company, entered into a Cash Advance Agreement (the “Cash Advance Agreement”) with Core Funding Source LLC (the “Buyer”) pursuant to which SG Building Blocks sold to Buyer $104,930 of its future receivables for a purchase price of $70,000, less underwriting fees and expenses paid, for net funds of $63,000.

Pursuant to the Cash Advance Agreement, Buyer is expected to withdraw $2,998 per day directly from SG Building Blocks’ bank account until the $104,930 due to Buyer under the Cash Advance Agreement is paid. In the event of a default (as defined in the Cash Advance Agreement), Buyer, among other remedies, can demand payment in full of all amounts remaining due under the Cash Advance Agreement.

The foregoing description of the Cash Advance Agreement is qualified in its entirety by reference to the full text of the Cash Advance Agreement, a copy of which is attached hereto as Exhibit 10.2 and is incorporated herein in its entirety by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

Exhibit Number	Description
4.1	Promissory Note, dated January 22, 2025
10.1	Note Purchase Agreement, dated January 22, 2025, between Safe & Green Holdings Corp. and 1800 Diagonal Lending LLC
10.2	Standard Cash Advance Agreement, dated January 22, 2025, by and between SG Building Blocks, Inc. and Core Funding LLC
104	Cover Page Interactive Data File (embedded within the inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SAFE & GREEN HOLDINGS CORP.

Dated: January 28, 2025	By:	/s/ Patricia Kaelin
		Name:	Patricia Kaelin
		Title:	Chief Financial Officer

2